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                                                                    EXHIBIT 99.1

ROUGE INDUSTRIES, INC.                                              NEWS RELEASE


                  ROUGE INDUSTRIES SECURES ADDITIONAL FINANCING

Dearborn, Mich., November 21, 2001 - Rouge Industries, Inc. (NYSE: ROU) announced today that it has closed on a new credit facility which provides up to $75 million in additional liquidity for Rouge Steel's cash requirements in the months ahead. This new subordinated credit facility will expire on March 29, 2002 and will bear approximately the same interest rate as the Company's senior credit facility, led by Congress Financial Corporation.

In a related transaction, the Company permitted Congress Financial to reduce its commitment to the Company from $250 million to $200 million. The Company agreed to this reduction because its availability to borrow under the Congress facility was limited to specified percentages of accounts receivable and inventories, and the Company does not project that its accounts receivable and inventories will support borrowing more than $200 million from Congress. As a result of the commitment reduction, the Company will reduce its fee payments to Congress by $187,500 per year.

The Company has also settled two contractual disputes that will result in one-time profit and cash flow effects in the fourth quarter of 2001, offsetting previously recorded expenses related to the Company's operations. In one case, Rouge Steel and Ford Motor Company settled certain claims related to the 1999 Powerhouse explosion, which will result in a one-time non-cash profit effect of $10.1 million. The Company also settled a claim related to an energy supply contract, which will result in a one-time profit and cash flow effect of $8.5 million.

"We are very pleased to have reached a successful conclusion on these financing and contractual issues that will further improve the Company's liquidity," said Gary P. Latendresse, the Company's vice chairman and chief financial officer. "This should provide Rouge Steel with sufficient operating liquidity to bridge the Company to a period of economic recovery, which we believe will result in part from the U.S. International Trade Commission's Section 201 determination of injury and expected remedy actions in the first half of 2002. Furthermore, we are particularly grateful to our many customers and suppliers who have also offered assistance to Rouge Steel during this domestic steel industry economic crisis," concluded Mr. Latendresse.

Rouge Industries and its primary operating subsidiary, Rouge Steel Company, produce and market superior quality, flat rolled steel products, primarily for the automotive, converter and service center markets. Earlier this year, Rouge Steel was named General Motors Corporation's flat rolled steel "Supplier of the Year" in recognition of its superior quality, service, technology and price in 2000.

                                      # # #

                              Safe Harbor Statement
This press release contains forward-looking information about the Company. A number of factors could cause the Company's actual results to differ materially from those anticipated, including changes in the general economic climate, the supply of or demand for and the pricing of steel products in the Company's markets, potential environmental liabilities and higher than expected costs. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission.

                         [ROUGE INDUSTRIES, INC. LOGO]
                             ROUGE INDUSTRIES, INC.
               3001 Miller Rd., P.O. Box 1699, Dearborn, MI 48121
           Telephone: Phyllis J. Holmes, analysts, (313) 323-2765, or
                  William E. Hornberger, media, (313) 323-1850